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Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: (937) 224-5940

DPL APPOINTS FOUR NEW DIRECTORS
Strengthens Board with Industry, Public Sector and Financial Expertise

DAYTON, Ohio, September 30, 2004—DPL Inc. (NYSE: DPL) announced today the appointment of four new members to its Board of Directors: Glenn E. Harder, Retired General Lester L. Lyles, Dr. Ned J. Sifferlen, and James V. Mahoney. The addition of the four new members brings the total Board membership to ten, of which eight are independent directors under the rules of the New York Stock Exchange.

"These appointments significantly strengthen our Board and reflect our commitment to excellence in corporate governance," said Mr. Robert D. Biggs, Chairman of DPL Inc. "These individuals bring the Board a strong combination of financial expertise, industry knowledge and community leadership that will add important value as we continue to serve our customers and shareholders."

  Mr. Harder has 22 years of financial management and accounting experience in the energy industry. He was the Executive Vice President and Chief Financial Officer of Carolina Power and Light from 1994 until 2000. Prior to that, he held a variety of financial positions during his 16 years with Entergy Corporation, including Vice President of Financial Strategies, Vice President of Accounting, and Treasurer. He has a Master of Business Administration and a Bachelor of Science in Mathematics from Tulane University, and is a Certified Public Accountant (inactive status). Mr. Harder is currently President of GEH Advisory Services, LLC, a firm specializing in strategic advisory services.

  General Lyles had a distinguished 35-year career serving our country in the United States Air Force. His assignments included Vice Chief of Staff, Headquarters U.S. Air Force in Washington D.C. where he also served as a member of the Joint Chiefs of Staff Joint Requirements Oversight Council. Most recently, he was Commander, Air Force Materiel Command, Wright-Patterson Air Force Base in Dayton, Ohio, where, in addition to his responsibilities, he became an active and respected member of the Dayton community. He is a Director and member of the Audit Committee of General Dynamics, a Fortune 500 company listed on the New York Stock Exchange, and MTC Technologies. His education includes a Bachelor of Science in Mechanical Engineering from Howard University and a Master of Science in Mechanical/Nuclear Engineering from New Mexico State University under the auspices of the Air Force Institute of Technology.

  Dr. Sifferlen has played a long-time leadership role in the Dayton region through both his 38-year career at Sinclair Community College and a variety of local boards and organizations. He was President of Sinclair from 1997 to 2003 and is now President Emeritus. He currently chairs the board of Good Samaritan Hospital, and serves on the boards of Premier Health Partners and ThinkTV Public Television. Over the years, he has been active in the economic development of Dayton by serving on the boards of Miami Valley Research Park, Dayton Development Coalition and Dayton Area Progress Council. He has a doctoral degree in education from the University of Cincinnati, and a master's degree and a bachelor's degree in Business Education from the University of Dayton.

  Mr. Mahoney joined DPL Inc. in January of 2003 and was named President and Chief Executive Officer in May of this year. Prior to joining DPL, he served as President and Chief Executive Officer of EarthFirst Technologies, Incorporated, an environmental technology company. Mr. Mahoney has also held a number of senior management positions within the utility and non-regulated power industry, including Senior Vice President—Asset Management at PGE Generating Company, President—USGenNE at U.S. Generating Company, Chief Operating Officer of PGE Energy Trading, and President and CEO of USGen Power Services LLP, a power marketing business. Mr. Mahoney holds a Ph.D. in Chemistry from the University of Pittsburgh and a Bachelor of Science from Allegheny College.

Other members of the DPL Board are Paul R. Bishop, Chairman and CEO of H-P Products, Inc.; James F. Dicke, II, Chairman and CEO of Crown Equipment Corporation; Ernie Green, President and CEO of EGI Inc.; Jane G. Haley, Chairman, President and CEO of Gosiger, Inc.; W August Hillenbrand, Principal, Hillenbrand Capital Partners, LLC; and Robert D. Biggs, Executive Chairman of DPL Inc. and Retired Managing Partner with PricewaterhouseCoopers.

About DPL

DPL Inc. is a diversified regional energy company. DPL's principal subsidiaries include The Dayton Power & Light Company (DP&L) and DPL Energy. DP&L provides electric services to over 500,000 retail customers in West Central Ohio. DPL Energy markets over 4,400 megawatts of generation capacity throughout the eastern United States. DPL Inc., through its subsidiaries, ranks among the top energy companies in generation efficiency and productivity. Further information on DPL Inc. can be found at www.dplinc.com.

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  Exhibit 99.1